Exhibit 10.2

UTSTARCOM, INC.

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is made November 30, 2007 (the “Effective Date”), by and between Francis P. Barton (“Executive”) and UTStarcom, Inc. (the “Company”).

WHEREAS, Executive is employed as the Company’s Executive Vice President and Chief Financial Officer and serves on the Company’s Board of Directors (the “Board”);

WHEREAS, Executive is a valued member of the Company’s senior management team and has played a critical role in completing the Company’s stock option investigation and assisting the Company to becoming current in its filing requirements with the Securities and Exchange Commission; and

WHEREAS, the Company wishes to provide an incentive to Executive to (i) remain in the employ of the Company and (ii) increase the value of the Company for the benefit of its stockholders.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of Executive’s continued employment with the Company, the parties agree as follows:

1.             That the Company will provide Executive a retention incentive with a total value of $10,000,000 (the “Retention Incentive”), as determined herein.

2.             That the Retention Incentive will consist of a combination of restricted stock, restricted stock units, performance shares and performance units (together, “Equity”) granted under the Company’s 2006 Equity Incentive Plan (the “Plan”) and/or cash, in the sole discretion of the Compensation Committee of the Board (the “Committee”).

3.             That the value of the Equity granted to Executive as part of the Retention Incentive will be determined based on the Fair Market Value (as defined in the Plan) of the Company’s common stock on the applicable date of grant.  By way of example only, if the Company were to grant Executive an award of 300,000 shares of restricted stock when the Fair Market Value of the Company’s common stock was $5.00 per share, that award would be valued at $1,500,000 for purposes of determining the value awarded to Executive under Section 1.

4.             That it is the desire of the parties hereto that the Retention Incentive consist of Equity, though the Company retains the right (but not the obligation) to provide the Retention Incentive solely or partially in cash.  Because of the limits on the maximum amount of Equity that can be granted to an individual in any calendar year, it is the expectation of the parties that the Retention Incentive will be awarded over a number of years, so that as much of the Retention Incentive can be awarded under the Plan as possible.

5.             That the Committee will award the first installment of the Retention Incentive to Executive in a combination of Equity in the Committee’s sole discretion, up to the annual maximum amounts permitted under the Plan after taking into account Executive’s 2007 focal awards, subject to Executive’s continued employment with the Company through the date such awards are granted.

6.             That each January following the Effective Date, the remaining installments of the Retention Incentive will be awarded to Executive in a combination of Equity and/or cash, as determined by the Committee in its sole discretion, with the expectation that the Retention Incentive will be granted in a combination of Equity up to the maximum annual limits permitted under the Plan after taking into account Executive’s focal grant for the particular year, subject to Executive’s continued employment with the Company through each such date.

7.             That the first installment of the Retention Incentive will vest as to $2,500,000 in value on the date the Equity award to be granted pursuant to Section 5 becomes effective consistent with the Company’s Equity Award and Grant Policy and Procedures, and as to $2,500,000 in value on each November 30 thereafter, subject to Executive’s continued employment with the Company through each vesting date.  The Committee will determine in its sole discretion the types of Equity and the amount of Equity and, if applicable, cash that will be eligible to vest on each vesting date.  For these purposes, the value of Equity to vest will be based on the Fair Market Value (as defined in the Plan) of the Company’s common stock on the applicable date of grant.

8.             That in the event Executive’s employment is terminated in a manner that would trigger the payment of severance benefits under the Change of Control/Involuntary Termination Severance Agreement by and between Executive and the Company (the “Severance Agreement”) or Executive’s employment with the Company is terminated as a result of his death or Disability, then Executive shall be entitled to a cash payment equal to the amount of the Retention Incentive that has not been granted in Equity as of the date of such termination.  The receipt of any such payment that arises as a result of a termination of Executive’s employment with the Company that would trigger severance payments under the Severance Agreement will be subject to the same terms and conditions that apply to Executive’s receipt of severance benefits under the Severance Agreement.  For the purposes of this Agreement, “Disability” will have the same meaning given to the term in the Plan.

By way of example only, if the Company terminated Executive’s employment with the Company without Cause (as defined in the Severance Agreement) and as of the date of such termination had granted Executive Equity with a value of $9,000,000 as determined under Section 3, then the Company would make a lump sum cash payment to Executive equal to $1,000,000, subject to the same terms and conditions that apply to Executive’s receipt of severance benefits under the Severance Agreement.

For avoidance of doubt, the vesting of any Equity granted pursuant to the Retention Incentive may also accelerate pursuant to the provisions of the Severance Agreement.  In addition, if Executive’s employment with the Company is terminated as a result of his death or Disability, the vesting of any Equity granted pursuant to the Retention Incentive will become fully vested or released from the Company’s repurchase right as of the date of termination.

9.             That notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, then only that portion of the severance payable to Executive pursuant to this Agreement (other than due to death), if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

For these purposes “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

10.           That all payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

11.           That this Agreement, together with the Plan, the equity award agreements evidencing the Equity awards that will be granted pursuant to this Agreement and the Severance Agreement, represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral.  No waiver, alteration or modification of any of the provisions of this Agreement will be binding, unless in writing and signed by duly authorized representatives of the parties hereto.

12.           That this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

13.           That this Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of the Agreement by such party.  Such facsimile copies will constitute enforceable original documents.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first set forth above.

UTSTARCOM, INC.		EXECUTIVE

By:	/s/ Susan Marsch	/s/ Francis P. Barton
Francis P. Barton
Name:	Susan Marsch

Its:	VP and General Counsel	Address:	c/o Company